CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement of M-GAB DEVELOPMENT CORPORATION on Form SB-2/A of our report that included an explanatory paragraph about our concern about the entity's ability to continue as a going concern dated August 24, 2001, appearing in the Prospectus which is part of this Registration Staement.

/s/ Manuel J. Ramirez
____________________________
Manuel J. Ramirez, CPA
Irvine, California
October 31, 2001